SERVICES AGREEMENT

(APPLICATION SERVICE PROVIDER - CUSTOMER)

     THIS SERVICES AGREEMENT (“Agreement”) is made as of this 15th day of September, 2008 (the “Effective Date”), between CYBERMESH SYSTEMS INC., a Belize corporation with a registered office at No 5. New Road, Belize City, Belize, (hereinafter referred to as “Customer”), and BLOCK ARCADE I.T. SERVICES INC., a Nevada corporation with a business address of 3753 Howard Hughes Parkway, Las Vegas, NV 89169 (hereinafter referred to as the “Application Service Provider”),

All references herein to this “Agreement” include all of the Appendices to this Agreement.

WHEREAS CUSTOMER is the owner of a proprietary software and hardware technology enabling the delivery of high definition videos, movies, television programming and audio-visual products on demand world-wide over the internet to an End user Device, hereinafter referred to as the “streaming technology”.

AND WHEREAS CUSTOMER is the owner or authorized licensee of proprietary videos, movies, television programming and audio-visual products and telecommunications (hereinafter referred to as the “Customer Content”).

AND WHEREAS CUSTOMER is the proprietary owner of compression, encoding, encryption, video streaming technology and telecomunication technologies (“Customers Information Technology”) which the Customer desires to license to the Application Service Provider so as to enable the Application Service Provider to provide the Services herein.

AND WHEREAS the Application Service Provider has the expertise, staff and facilities to provide installation, operations, administration and support for the Customer’s Information Technology (“IT”) solutions from the Application Service Provider’s central facility (the “Services” as hereinafter defined), and agrees to provide the Services on behalf of Customer;

AND WHEREAS CUSTOMER desires to promote the sale and distribution and delivery of the Content by licensing the Customer Information Technology to the Application Service Provider and outsourcing the use of the Application Service Provider’s staff and facilities in accordance with the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual terms and conditions contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Application Service Provider Services

    This Agreement contains the following appendices:

    Appendix “A” Software and technical support - terms and conditions

1

    Appendix “B” Contacts and list of authorized personnel

2.	Customer’s Responsibilities

(1) In connection with the Services to be provided by the Application Service Provider hereunder, Customer agrees to provide the Application Service Provider with the following:

(a)	necessary access to and control of Customer’s networks, servers, facilities and IT personnel as required for the Application Service Provider to provide the Services;

(b)	necessary application licences for all of Customer’s software, hardware and Customer Information Technology (including third party software) that is to be hosted and managed by the Application Service Provider; and

(c)	installation and delivery at Customer site to be completed in accordance with this Agreement including Customer computer equipment and other hardware required to perform the Services required.

(d)	Customer shall provide the Application Service Provider with a detailed network diagram and documentation prior to installation of any hardware.

(2) Asset tags. Equipment provided by the Application Service Provider or third-party vendors in connection with the Services, and not owned by Customer must be tagged by Customer upon delivery to reflect property of the Application Service Provider. Customers agreeto store or install any such equipment in a secure location and at all times know the whereabouts of the equipment. The Application Service Provider will biannually send a list of equipment to be verified, signed and returned to the Application Service Provider within ten (10) days of receipt.

(3) Authorization and security issues. The person(s) authorized by Customer to order new Services, change existing Services or terminate Services on behalf of Customer (and Customer’s employees and affiliates) is (are) designated in Appendix B. The designated person(s) may delegate the authority to order new services, change existing services, or terminate the Services to other individuals within Customer’s organization. Customer shall notify the Application Service Provider immediately in writing of any such changes. For purposes of this Agreement, notification by facsimile shall be considered as written notification of delegation of authority followed by original via United States Post.

(4) Customer and Application Service Provider shall assign and maintain security levels for the different locations and entities within each of the Customer’s and Application Service Provider’s organization. Implementation of such security levels shall be done by the Application Service Provider in co-operation with Customer.

(5) Customer and Application Service Provider agree to establish non-disclosure, security, and IT discipline agreements with their employees of Assignees. Each party shall have no liability for any breaches of such non-disclosure, security or IT discipline agreements by employees of the other party or their respective assignees.

(6) The Customer grants to the Application Service Provider, for the purposes of this agreement and subject to the terms and conditions of this agreement, a non-exclusive, non-transferable license without the consent in writing of the Customer, to use the trade names or marks currently used or subsequently used by the Company from time to time, during the term or any extension of this agreement.

3. Fees and Payment Terms

(1) The Application Service Provider estimates the installation, and system start-up at the Application Service Provider’s or any Assignee’s data centre to be approximately 15 days.

(2) During the Term as defined in Section 9, fees payable by Customer will be Fifty Thousand ($50,000) per month payable on the last day of each month during the term or any renewal term hereof. The Application Service Provider agrees that the foregoing fees shall be fixed during the Inital Term and will be renegotiated upon conclusion of the Inital Term. If contract is terminated, the remaining balance of contract, based upon the Inital Term, is immediately payable to the Application Service Provider.

(3) The Customer will be invoiced monthly. Services beginning after the first day of the month will be invoiced on a pro-rated basis for the first calendar month in which they receive the Services. All amounts invoiced for Services rendered by the Application Service Provider are due net at the end of the month in the month in which the invoiced services are dated. All invoiced amounts that remain unpaid after the thirty (30) day period shall accrue interest at the current prime rate from time to time until paid in full, including the payment of all accrued interest. Customer agrees that it shall pay all invoices in a timely manner. Customer’s failure to pay outstanding invoices in a timely manner for a period of three (3) consecutive months shall constitute a breach of this Agreement for purposes of Section 9 hereof.

4. Timely Performance and Co-operation

     The Application Service Provider shall use all reasonable efforts to perform the Services in a timely manner, and Customer shall use all reasonable efforts to co-operate with the Application Service Provider and fulfill its responsibilities as stated elsewhere in this Agreement in connection with the provision of such Services.

5. Independent Contractor Status

     The Application Service Provider shall perform all Services under this Agreement as an “independent contractor” and not as an agent of Customer. Nothing herein shall be construed to create any legal partnership, joint venture, agency or any other relationship between the Application Service Provider and Customer. Neither the Application Service Provider nor Customer shall at any time have the power to bind the other party.

6. Representations and Warranties; Limitations of Liabilities

(1) Customer represents and warrants to the Application Service Provider that:

(a) it has all corporate authority to enter into and perform its obligations under this Agreement;

(b)	it is the owner or authorized licensee of the Customer Content and has the sole and absolute right to permit the Application Service Provider access to the Customer Content and Customer Information Technology so as to enable the Application Service Provider to perform the Services contracted for herein.

(c)	it is expressly and exclusively responsible for managing its own business.

(2)	The Application Service Provider represents and warrants to Customer that:

(a)	The Application Service Provider typically achieves 99.7% application availability to its customers. For every hour below 99% the Application Service Provider will provide an hour credit of service applied to the specific end user. Application availability is defined as application delivery to the router on the Customer’s premises. The Application Service Provider is not responsible for any outage at the Customer premises including internal network (“LAN”), local infrastructure or facilities. The determination of down-time is based on Customer notification to the Application Service Provider’s technical support centre during Working Hours.

(b)	In the event viruses are detected in Customer’s local client environment managed by the Application Service Provider, the Application Service Provider may be required to secure the systems by denying access to infected users. If the virus infection is traced back to Customer, Customer will be invoiced according to the current price list for remedying the virus.

(c)	The Application Service Provider has all corporate authority to enter into and perform its obligations under this Agreement.

(d)	For the systems and software being used by the Customer in the performance of the Services, excluding Customer owned/leased software, the Application Service Provider owns the rights to its systems and either owns or is licensed to use, and during the term of this Agreement will continue to own or be licensed to use, in the manner contemplated by this Agreement, any software used in the provision of the Services to Customer. The Application Service Provider hereby agrees to indemnify and hold Customer harmless from any and all claims, lawsuits, liabilities, expenses, costs, damages and fees arising from or in connection with Application Service Provider’s violation of this warranty. Furthermore, and without limiting the rights of Customer under Section 9, if the Application Service Provider is in violation of this warranty, the Application Service Provider will, prior to the termination of this Agreement and pursuant to Section 9, either procure the right to use the system or any other software used in the provision of Services to Customer, or will develop an alternative approach that does not violate the rights of the other party while providing Customer with similar Services,.

(e)	The Application Service Provider guarantees that it will initiate efforts to resolve System problems within fifteen (15) minutes of receiving notification from Customer. Problems must be reported by Customer during working hours, which for purposes of this Agreement, shall be 9:00 a.m. to 5:00 p.m., Monday through Friday Mountain

Standard Time excluding holidays (“Working Hours”). The Application Service Provider has achieved Customer application availability of 99.7% up time during normal working hours. Application availability at the desktop excludes Customer provided hardware and applies to only those applications that form part of the Application Service Provider’s Services profile.

(f)	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OR INJURIES TO EARNINGS, PROFITS OR GOODWILL, OR FOR ANY

CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES OF ANY PERSON OR ENTITY (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE APPLICATION SERVICE PROVIDER SHALL NOT BE LIABLE FOR ANY CLAIM ARISING FROM THE USE OF SOFTWARE OR DATA WHICH HAS BEEN MODIFIED BY ANYONE OTHER THAN THE APPLICATION SERVICE PROVIDER, ITS AGENTS, ASSIGNS OR SUBCONTRACTORS, OR FOR ANY CLAIM ARISING FROM THE USE OF ANY SOFTWARE DEVELOPED OR MODIFIED BY CUSTOMER, ITS AGENTS, ASSIGNS OR SUBCONTRACTORS, OR WHICH HAS BEEN PROVIDED TO OR ACQUIRED BY CUSTOMER UNDER ANY LICENCE OR OTHERWISE FROM ANY THIRD PARTY.

(g)	The Application Service Provider shall not be responsible for, expressly or impliedly, any contractual obligation or liability of any kind whatsoever of Customer or Customer’s employees or agents. Customer hereby agrees to indemnify and hold the Application Service Provider harmless from any and all claims, losses, lawsuits, liabilities, expenses, costs, damages and fees (including attorney’s fees) arising from Customer or Customer’s employees’ and/or agents’ activities with respect to breaches of the warranties hereunder, or any errors and omissions in using the Services provided hereunder in connection with Customer’s provision of services to any third party.

(h)	THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY EVEN IF OTHER REMEDIES FAIL OF THEIR ESSENTIAL PURPOSE.

7.	Confidentiality

(1) Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall cause and require its employees, agents, assignees and consultants to keep strictly confidential, any and all information which it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information which at the time of disclosure was in the public domain not as a result of acts by the receiving party. Each party acknowledges that the unauthorized disclosure or use of confidential information of the other party would cause irreparable harm and significant injury to the non-disclosing party that may be difficult to compensate. Accordingly, each party hereto agrees that the non-disclosing party shall have the right to seek and obtain temporary and permanent injunctive relief in addition to any other rights and remedies it may have. For purposes hereof, the obligation of confidentiality shall not apply to information that is:

(a)	in the public domain at the time of disclosure;

(b)	has been lawfully obtained by the disclosing party from a third party under no obligation of confidentiality; or

(c)	is required to be disclosed pursuant to a duly authorized subpoena, court order, or government authority, whereupon the non-disclosing party shall provide prompt written notice to the disclosing party prior to such disclosure, so that the disclosing party may seek a protective order or other remedy.

     (2)   In the event a protective order is inappropriate or another remedy is not obtained, the non-disclosing party agrees to disclose only that portion of the Confidential Information which is required. Confidential information provided by the Application Service Provider to the Customer shall specifically include, but not be limited to, all application technology, software and all related manuals, documentation, memoranda, report formats proposals and contracts and any other information provided by the Application Service Provider in any form. Notwithstanding any other provision of this Agreement, each party hereto agrees to indemnify the other party for all costs and damages of any kind whatsoever, including, without limitation, lawyers’ fees and expenses, incurred by such other party as a result of any breach of confidentiality by the indemnifying party of its obligations under this Section 8.

8.	Software Licences, Title and Documentation

(1) The application technology, software and related documentation used or developed by the Application Service Provider, including any software or documentation developed by or on behalf of the Application Service Provider at the request or suggestion of Customer and any software and documentation provided to Customer by the Application Service Provider, and all copies thereof (collectively the “Application Service Provider Software”), excepting the Software Products (defined below), are proprietary to the Customer and title thereto shall be assigned to the Customer. All applicable rights to Customer Information Technology, Customer Content, patents, copyrights, know-how, trade marks and trade secrets for all Customer Software are and shall remain in the Customer.

(2) Customer hereby acknowledges that certain licensed software products and documentation therefor (“Software Products”) have been or may, in the future, be licensed for use by Customer or the Application Service Provider from certain third parties (each a “Licensor” and collectively, the “Licensors”) under the terms of licence agreements of various dates (each a “Licence Agreement” and collectively, the “Licence Agreements”). Customer acknowledges that the Licence Agreements contain and constitute valuable trade secrets and confidential information belonging to the Licensors and that all applicable rights in the patents, copyrights, trade marks and trade secrets in such software products are, and will remain, the Licensors. Customer’s use of any such Software Products hereunder is subject to the terms and conditions of the applicable Licence Agreement for such Software Products, and the Application Service Provider makes no additional representations or warranties regarding such Software Products.

     (3)  Without limiting the generality of Section 8 hereof, Application Service Provider hereby agrees:

(a)	to use its best efforts to keep confidential the Customer Software and any Software Products licensed under the Licence Agreements, and to abide by and comply with the non-disclosure and confidentiality provisions of this Section 9 both with respect to the Customer Software and also with respect to Software Products covered by the Licence Agreements;

(b)	not to use such licensed Software Products or the Customer Software, except as contemplated by this Agreement.

     (4)  Customer and the Application Service Provider are responsible for third party licences as individually used by each party. Each party in the Agreement covers the cost of acquiring the necessary licences according to the Agreement.

     (5)  Liabilities – Licences. The party responsible for the licensed Software Products shall cover liabilities occurring because of breach of licence terms. This includes consequential damage.

     (6)  Approval of Software. All software used by Customer and managed by the Application Service Provider must be tested and approved by the Application Service Provider.

9.	Term and Termination

(1) This Agreement shall have a minimum term of 12 months, commencing on the first of October for Services rendered hereunder (the “Minimum Term”), unless otherwise terminated pursuant to this Agreement. Either party may terminate this Agreement upon three (3) months’ prior written notice to the other party. If a party wants to terminate this Agreement at the end of the Minimum Term, such party is required to give written notice to the other party on or before the commencement of the third month of the Minimum Term. If there is no notification from either party, this contract will automatically renew for the minimum term of twelve months (12 months).

(2) The Application Service Provider may terminate this Agreement upon immediate occurrence of the following events:

(a)	if Customer fails to perform obligations hereunder or materially breaches any terms or condition of this Agreement;

(b)	if Customer becomes insolvent, enters into an assignment for the benefit of its creditors or commences bankruptcy proceedings, whether voluntary or involuntary;

(d)	if the representations and warranties made by Customer in this Agreement are not true and correct in all material respects; or

(e)	upon the written consent of Customer.

(3)	Customer may terminate this Agreement upon the occurrence of one or more of the following events:

(a)	if the Application Service Provider fails to address and resolve application specific issues within a reasonable time after receipt of notice from Customer;

(b)	if the Application Service Provider becomes insolvent, enters into an assignment for the benefit of its creditors or commences bankruptcy proceedings, whether voluntary or involuntary; or

(c)	upon the written consent of the Application Service Provider.

     (4)  If this Agreement is terminated by the Application Service Provider prior to the expiration of the Minimum Term for the reasons described in Section 9(2)(a) through (c) above or Customer for reasons other than as described in Section 9(3) above, Customer agrees to be responsible for and pay the Application Service Provider the fees pursuant to Section 3 hereof for the duration of the Minimum Term.

     (5)  In the event of any termination of this Agreement, the Application Service Provider shall be entitled to payment and Customer shall be obligated to pay for any and all Services rendered by the Application Service Provider under this Agreement prior to the date of such termination. Additionally, notwithstanding any termination of this Agreement, the provisions set forth in Sections 7, 9 and 13 of this Agreement shall survive such termination and remain in full force and effect.

     (6)  Upon termination of this Agreement, the Application Service Provider may be requested by Customer to return all of Customer’s data in a format and medium reasonably chosen by Customer at Customer’s expense. Application Service Provider will permit the Customer access to their premises to re-claim and take physical possession of all of the Hardware and Software supplied by the Customer.

10. Force Majeure

     Neither party shall be responsible for any delay or failure of performance resulting from any events or conditions not reasonably within the control of such party, which events or conditions prevent in whole or in part the performance by such party of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make performance commercially unreasonable. In such event, the party affected shall be excused from performance on a day-to-day basis to the extent of such interference, and the other party shall likewise be excused from the performance of its obligations on a day-to-day basis to the extent such party’s obligations relate to the performance so interfered with.

11. Access Security Standards

     Customer agrees to impose upon its computer equipment security standards reasonably acceptable to the Application Service Provider to protect the Services from any unauthorized access or possible unauthorized access. Customer shall submit to the Application Service Provider any and all proposed security standards prior to their implementation for the Application Service Provider’s approval.

12. Partial Invalidity

     The enforceability or invalidity of any provision of this Agreement shall not render any other provision hereof unenforceable or invalid.

13. Third Parties

     Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation/liability of any third persons to any party to this Agreement, nor shall any provision in this Agreement give any third persons any right of subrogation or action over or against any party to this Agreement.

14. Notices

     All communications and notices provided for herein shall be in writing and shall be deemed to have been given when delivered personally to the applicable party, or received by facsimile and followed by registered or certified mail with return receipt requested, postage prepaid, and addressed to the applicable signatory at the address appearing at the end of this Agreement (or at such other address as any party may hereafter designate by notice to the other).

15. Successors and Assigns; Assignment

     This Agreement shall be binding upon and inure to the benefit of the Application Service Provider and Customer and their respective successors and assigns. Customer may not assign or transfer its rights and obligations hereunder without the written consent of the Application Service Provider, which shall not be unreasonably withheld, except in the case of the sale of all or substantially all of the business or assets of Customer provided all of Customer’s rights or obligations to perform under this Agreement are binding on Customer’s transferee or assignee. Application Service Provider may, with written consent of the Customer, which will not be unreasonably withheld, outsource all or any part of the services contracted for herein.

16. Entire Agreement

     This Agreement with its attached Appendices sets forth and constitutes the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior discussions, agreements and understandings, whether written or oral, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

17. Amendment

     This Agreement may be amended or modified only by a written instrument signed by the Application Service Provider and Customer.

18. Section Headings

     The section headings used herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19. Governing Law

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard to conflict of law principles.

20. Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. ELECTRONIC TRANSMISSION

Delivery of an executed copy of these conditions by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of these conditions on the date set forth above.

     In Witness Whereof, the undersigned have duly executed this Agreement on the 15th day of September 2008 effective as of the day and year first above written.

CYBERMESH SYSTEMS INC.

Locksley Samuels, President

Claude Diedrick, President

Appendix “A” – Software and Technical Support

User support – terms and condition
Basic application support		Technical support
Workdays 09:00 am – 5:00 pm EST		Workdays 09:00 am – 5:00 pm EST
Included in basic service		Included in basic service
Name	Position
Claude Diedrick	President	Claude Diedrick

Appendix “B” – Contacts and List of Authorized Personnel

Claude Diedrick